NOTICE TO HOLDERS OF SHARES
                                       OF
                         EBANK FINANCIAL SERVICES, INC.
                               SERIES A PREFERRED
                                       AND
                                ORIGINAL WARRANTS


ebank Financial Services, Inc. (the "Company") hereby gives notice that the expiration date for the Exchange Offer described in the Private Offering Memorandum, dated May 15, 2003, has been extended to 5:00 P.M., ATLANTA, GEORGIA TIME, ON JUNE 26, 2003.

As of June 13, 2003, approximately 911,688 of the shares of 8% Series A Convertible Preferred (the "Series A Preferred") and warrants to purchase 455,844 shares of the Company's common stock issued in connection with the issuance of the Series A Preferred (the "Original Warrants") have been tendered pursuant to the Exchange Offer, including 72,000 shares of Series A Preferred and Original Warrants to purchase 36,000 shares of common stock tendered by Richard D. Jackson, Chairman of the Company's Board of Directors.

YOU SHOULD READ THE PRIVATE OFFERING MEMORANDUM CAREFULLY FOR A DESCRIPTION OF THE MATERIAL TERMS AND CONDITIONS OF THE EXCHANGE OFFER.

DATED:  JUNE 13, 2003


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